UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2024

GTJ REIT, INC.

(Exact name of Registrant as Specified in Its Charter)

Maryland	333-136110	20-5188065
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1399 Franklin Avenue Suite 100
Garden City, New York		11530
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (516) 693-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 15, 2024 (the “Closing Date”), certain indirect subsidiaries (collectively, the “Borrowers”) of GTJ REIT, Inc., a Maryland corporation (the “Company”), refinanced the current outstanding debt on certain properties (the “Refinancing”) by entering into a new loan agreement (the “Loan Agreement”) with American General Life Insurance Company as lender (the “Lender”). The Loan Agreement provides for a secured loan in the aggregate principal amount of $125 million (the “Loan Facility”).

The Loan Facility is a seven-year term loan that requires the Borrowers to make payments based on a 30-year amortization schedule at the rate of 6.12% per annum with the entire principal balance plus any accrued and unpaid interest due and payable on April 1, 2031. Subject to certain conditions, the Borrowers may prepay the outstanding loan amounts in whole on or before October 1, 2030, by providing advance notice of prepayment to the Lender and remitting a prepayment premium equal to the greater of (i) 1.0% of the then outstanding principal amount of the Loan Facility or (ii) the then present value of the monthly payments of interest only which would be due from the prepayment date through October 1, 2030 based on the principal amount of the loan being prepaid on the prepayment date and assuming an interest rate per annum in the amount, if any, by which the interest rate exceeds the Yield Maintenance Treasury Rate (as defined in the Loan Agreement). The Borrowers’ obligations to pay the principal, interest and other amounts under the Loan Facility are evidenced by certain promissory notes executed by the Borrowers as of the Closing Date (the “Notes”). The Notes are secured by certain mortgages encumbering the Borrowers’ properties (a total of three properties) located in New York and North Carolina.

The Loan Agreement includes representations, warranties, affirmative and negative covenants and other provisions customary for agreements of this nature. The Loan Agreement also includes customary events of default, including, among others, principal and interest payment defaults, breaches of affirmative or negative covenants, and cross defaults to certain other collateralized loan documents. Upon the occurrence of an Event of Default (as defined in the Loan Agreement), the rate of interest under the Loan Agreement will increase to the greater of (i) 12% per annum or (ii) a per annum rate equal to 5% over the original interest rate, all subject to applicable laws. Additionally, upon the occurrence of an Event of Default, the Lender may avail itself of various customary remedies under the Loan Agreement and other agreements executed in connection therewith or applicable law, including realizing on the real property collateral.

GTJ Realty, L.P., a Delaware limited partnership (the “Guarantor”), executed certain guaranty agreements in favor of the Lender under which the Guarantor agreed to guaranty the Borrowers’ obligations under the Loan Agreement. The Borrowers also executed a certain environmental indemnity agreement in favor of the Lender under which the Borrowers agreed to indemnify the Lender for certain environmental matters. In connection with the Loan Facility, GTJ Member LLC, a Delaware limited partnership and the sole member of Borrowers, also executed a certain Pledge and Security Agreement for the benefit of the Lender.

The Company used the proceeds from the Refinancing to pay off $90 million of indebtedness that was outstanding under its senior secured credit facility with Keybank National Association, consisting of $40 million under the revolving credit facility and $50 million under the term loan facility. The Company intends to use the remaining proceeds for general corporate purposes.

The foregoing descriptions of the Loan Agreement and other related agreements and instruments do not purport to be complete and are qualified in their entirety by reference to the full texts of such agreements. A copy of the Loan Agreement is filed hereto as Exhibit 10.1 and is incorporated by reference herein. The Loan Agreement and other related agreements contain representations and warranties by each of the parties thereto. These representations and warranties have been made solely for the benefit of the other parties to such agreements and:

•
should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;
•
may have been qualified in such agreements and instruments by disclosures that were made to the other party in connection with the negotiation of such agreements and instruments;
•
may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and
•
were made only as of the date of such agreements and instruments or such other date or dates as may be specified in such agreements and instruments.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the creation of a direct financial obligation of the Company is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1*	American General Life Insurance Company Loan Agreement, dated as of March 15, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the Securities Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTJ REIT, Inc.

Date:	March 19, 2024	By:	/s/ Louis Sheinker
Louis Sheinker President and Chief Operating Officer